Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp.	Brandi Piacente/E.E. Wang The Piacente Group

(949) 451-1450	(212) 481-2050 ext. 602 or 605

	Email:	brandi@tpg-ir.com

ee@tpg-ir.com

Meade Instruments Announces Board

and Management Changes

IRVINE, Calif. – December 12, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD), today announced that directors Michael Hoopis and Vern Fotheringham are resigning from the Company’s Board of Directors effective December 15, 2006. The resignations will reduce the size of the board from nine to seven. The Company stated that it will not seek to replace the resigning directors.

Hoopis, who has served as a director of the Company since 2000, resigned because he recently accepted a position as Chief Executive Officer of Targus International. Fotheringham, who has served as a director of the Company since 2001, resigned because he recently accepted an executive position at a development stage company and his business responsibilities require extensive international travel.

Hoopis stated: “It has been my pleasure to serve as a director of Meade Instruments and it is with regret that I tender my resignation to focus on my primary professional commitments. I believe that the Company has made significant progress in the last several quarters to right size its operations and develop a plan to return to profitability.”

“Like Michael, it is with regret that I resign as director of Meade Instruments,” said Fotheringham. “I have been proud of the Company’s accomplishments and extend my full support to the management and my fellow directors as Meade executes its strategic plan to create long-term growth and value for its shareholders.”

“On behalf of the board of directors and management, I would like to extend our deep appreciation and gratitude to Mike and Vern for their hard work, dedication and service to the Company; and wish them success in their future endeavors,” said Harry L. Casari, Chairman.

The Company also announced that Mark D. Peterson, Senior Vice President, General Counsel and Secretary will be leaving the company due to continued right sizing efforts and the elimination of the general counsel position, effective February 28, 2007.

“On behalf of the entire Meade team, I would like to thank Mark for his many years of service to the Company. During his tenure, Mark was a valued member of the management team and strong contributor,” said Steven Muellner, president and CEO. “As a result of his good work, Meade today has a well-honed infrastructure in place capable of protecting and enhancing our IP resources going forward as well as meeting our SEC and other business requirements. We wish Mark success in all his future endeavors and look forward to having him continue to provide his valued legal counsel as a consultant to the Company.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations.  Such statements, including the Company’s expectation regarding board size, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above.  Such risks and uncertainties include, without limitation: the Company’s ability to execute its business plans and initiatives and to see success from its operating and growth strategies.   For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K.

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